EX-99.h.1.ii

AMENDMENT NO. 7 TO

SCHEDULE A

DELAWARE POOLED TRUST

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF SEPTEMBER 19, 2016

The Core Plus Fixed Income Portfolio

The Emerging Markets Portfolio

The Emerging Markets Portfolio II

The High-Yield Bond Portfolio

The Labor Select International Equity Portfolio

The Large-Cap Value Equity Portfolio

The Real Estate Investment Trust Portfolio

(also known as Delaware REIT Fund)

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE POOLED TRUST
SERVICE COMPANY		for its series set forth in this Schedule A

By:	/s/ MICHAEL F. CAPUZZI	By:	/s/ SHAWN K. LYTLE
Name:	Michael F. Capuzzi	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer